Exhibit 10.25
THE SEMPRA ENERGY EMPLOYEE
AND DIRECTOR SAVINGS PLAN
(As Amended and Restated Effective as of November 9, 2017)

8.3	Committee Action	31
8.4	Powers and Duties of the Committee	32
8.5	Construction and Interpretation	32
8.6	Information	32
8.7	Compensation, Expenses and Indemnity	33
8.8	Quarterly Statements	33
8.9	Disputes	33

ARTICLE IX. MISCELLANEOUS		34
9.1	Unsecured General Creditor	34
9.2	Restriction Against Assignment	35
9.3	Amendment, Modification, Suspension or Termination	35
9.4	Designation of Beneficiary	36
9.5	Insurance	36
9.6	Governing Law	36
9.7	Receipt of Release	37
9.8	Payments Subject to Section 162(m) of the Code	37
9.9	Payments on Behalf of Persons Under Incapacity	37
9.10	Limitation of Rights	37
9.11	Exempt ERISA Plan	38
9.12	Notice	38
9.13	Errors and Misstatements	38
9.14	Pronouns and Plurality	38
9.15	Severability	38
9.16	Status	38
9.17	Headings	39

ARTICLE X. EMPLOYEES OF SEMPRA ENERGY TRADING CORPORATION AND SEMPRA ENERGY SOLUTIONS LLC.		39

ARTICLE XI. SECTION 409A OF THE CODE		40

THE SEMPRA ENERGY EMPLOYEE AND DIRECTOR SAVINGS PLAN
(As Amended and Restated Effective as of November 9, 2017)
Effective as of January 1, 2005, Sempra Energy, a California corporation, established the Sempra Energy 2005 Deferred Compensation Plan (the “Plan”) which was designed to provide supplemental retirement income benefits for certain directors of Sempra Energy and for a select group of management and highly compensated employees of the Company (as defined herein) through deferrals of salary and incentive compensation and employer matching contributions. The Plan has been amended from time to time and, effective as of January 1, 2011, the name of the Plan was changed to “The Sempra Energy Employee and Director Retirement Savings Plan”. Effective as of June 29, 2012, the name of the Plan was changed to “The Sempra Energy Employee and Director Savings Plan”. The Plan was amended and restated effective June 16, 2015 and was subsequently amended and restated effective as of November 10, 2016. The following provisions constitute an amendment, restatement and continuation of the Plan as in effect immediately prior to November 9, 2017.
ARTICLE I.
TITLE AND DEFINITIONS
1.1    Title.
This Plan shall be known as the Sempra Energy Employee and Director Savings Plan.
1.2    Definitions.
Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a)	“Account” or “Accounts” shall mean a Participant’s Deferral Account and/or Employer Matching Account (including any Subaccounts thereunder).

(b)
“Administrator” shall mean the individual(s) designated by the Committee (who need not be a member of the Committee) to handle the day-to-day Plan administration. If the Committee does not make such a designation, the Administrator shall be the most senior officer of Human Resources of Sempra Energy.

(c)	“Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

(d)
“Base Salary” shall mean, with respect to any Participant, the Participant’s annual base salary, excluding bonus, incentive and all other remuneration for services rendered to the Company, prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code and prior to reduction for deferrals under this Plan.

(e)	“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act.

(f)
“Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant to receive the benefits specified hereunder in the event of the Participant’s death in accordance with Section 9.4.

(g)	“Board of Directors” or “Board” shall mean the Board of Directors of Sempra Energy.

(h)
“Bonus” shall mean the annual cash incentive award earned by a Participant under the Company’s short-term incentive plans and other special cash payments or cash awards that may be granted by the Company from time to time to the extent that such other special cash payments or cash awards are permitted by the Committee to be deferred under the Plan.

(i)	“Change in Control” shall be deemed to have occurred when any event or transaction described in paragraph (1), (2), (3) or (4) occurs, subject to paragraph (5):
(1)    Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Sempra Energy representing twenty percent (20%) or more of the combined voting power of Sempra Energy’s then outstanding securities; or
(2)    The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of Sempra Energy) whose appointment or election by the Board or nomination for election by Sempra Energy’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(3)    There is consummated a merger or consolidation of Sempra Energy or any direct or indirect subsidiary of Sempra Energy with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Sempra Energy outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Sempra Energy or any subsidiary of Sempra Energy, at least sixty percent (60%) of the combined voting power of the securities of Sempra Energy or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Sempra Energy (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Sempra Energy (not including in the securities beneficially owned by such Person any securities acquired directly from Sempra Energy or its affiliates other than in connection with the acquisition by Sempra Energy or its affiliates of a business) representing twenty percent (20%) or more of the combined voting power of Sempra Energy’s then outstanding securities; or
(4)    The shareholders of Sempra Energy approve a plan of complete liquidation or dissolution of Sempra Energy or there is consummated an agreement for the sale or disposition by Sempra Energy of all or substantially all of Sempra Energy’s assets, other than a sale or disposition by Sempra Energy of all or substantially all of Sempra Energy’s assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by shareholders of Sempra Energy in substantially the same proportions as their ownership of Sempra Energy immediately prior to such sale.
(5)    An event or transaction described in paragraph (1), (2), (3), or (4) shall be a “Change in Control” only if such event or transaction is also a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A of the Code.

(j)	“Code” shall mean the Internal Revenue Code of 1986, as amended, and all applicable rules and regulations thereunder

(k)	“Committee” shall mean the compensation committee of the Board of Directors.

(l)
“Company” shall mean Sempra Energy and any successor corporations. The term “Company” shall also include each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which Sempra Energy is a component member if the Committee provides that such corporation shall participate in the Plan and such corporation’s governing board of directors adopts the Plan. Any corporation described in the preceding sentence that participates in the Plan immediately prior to the Effective Date shall be deemed to participate in the Plan and to have adopted the Plan without any further action of either such corporation or Sempra Energy, subject to the terms and conditions of the Plan.

(m)	“Compensation” shall mean, with respect to a Participant, the following:
(1)    with respect to any Participant who is an employee, Base Salary and Bonus that the Participant is entitled to receive for services rendered to the Company. In addition, for any Participant who is an Executive Officer “Compensation” includes (i) SERP Lump Sum, and (ii) Restricted Stock Units. The Committee may also permit Eligible Individuals who are not Executive Officers to defer Restricted Stock Units (or any other compensation specifically designated by the Committee) provided that such Eligible Individual shall not be an Executive Officer for purposes of the Plan solely as a result of such deferral unless such Eligible Individual is otherwise designated as such by the Committee; and
(2)    with respect to any Director, retainer payments and/or meeting and other fees (including Elective Phantom Share Amounts and Nonelective Phantom Share Amounts), received from Sempra Energy for services performed by the Participant as a Director.

(n)
“Deferral Account” shall mean the bookkeeping account maintained under the Plan for each Participant that is credited with amounts equal to the portion of the Participant’s Compensation that he elects to defer pursuant to Section 3.1, debited by amounts equal to all distributions to and withdrawals made by the Participant and/or his Beneficiary and adjusted for investment earnings and losses pursuant to Article V. The Deferral Account may be further subdivided into Subaccounts as determined by the Committee or the Administrator.

(o)	“Deferral Election Form” shall mean the form designated by the Committee or the Administrator for purposes of making deferrals under Section 3.1.

(p)	“Director” shall mean an individual who is a non-employee member of the Board.

(q)	“Disability” or “Disabled” means, with respect to a Participant, that the Participant:

(1)    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or
(2)    is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of such Participant’s employer, in either case, as determined in accordance with Section 409A of the Code.

(r)
“Distributable Amount” of a Participant’s Subaccounts with respect to a Plan Year shall mean the sum of the vested balance of the Subaccount in a Participant’s Deferral Account and Employer Matching Account with respect to such Plan Year.

(s)	“Effective Date” shall mean November 9, 2017.
(t)    (1)    “Election Period” with respect to a Plan Year shall mean the period designated by the Committee or the Administrator; provided, however, that such period shall be no less than ten (10) business days. The Election Period with respect to a Plan Year shall end not later than the last day of the prior Plan Year; provided, however, that, in the case of an Eligible Individual who first becomes eligible to participate in the Plan during a Plan Year, the Election Period, if any, shall be the thirty (30) calendar day period (or such shorter period specified by the Committee or the Administrator) commencing on the date such Eligible Individual first becomes eligible to participate in accordance with the provisions of Section 1(v) and Section 409A of the Code; and provided, further, in the case of an Eligible Individual’s election to defer a Bonus (or portion thereof) for a Plan Year that is performance-based compensation within the meaning of Section 409A of the Code, the Election Period, if any, shall be a period designated by the Committee or the Administrator during such Plan Year that satisfies the requirements of Section 409A of the Code.

(2)    Notwithstanding anything to the contrary in paragraph (1), in the case of a Director who becomes a Participant in accordance with Section 2.2, with respect to the Plan Year in which such Director first becomes eligible to participate in the Plan by reason of appointment or election as a Director, “Election Period,” for purposes of: (A) such Director’s election under paragraph 3.1(b)(3) to defer any Elective Phantom Share Amount with respect to an initial equity award granted during the Plan Year shall be the thirty (30) calendar day period (or such shorter period designated by the Committee or the Administrator) after such appointment or election (which period shall end not later than the day next preceding the grant date of such initial equity award), and (B) such Director’s election under subsection 3.1(f) of the time and form of payment of any Nonelective Phantom Share Account (or any prorated Nonelective Phantom Share Amount) credited during such Plan Year shall be the thirty (30) calendar day period (or such shorter period designated by the Committee or the Administrator) after such appointment or election (which period shall end not later than the day next preceding the first day of the calendar quarter with respect to such Nonelective Phantom Share Amount (or such prorated Nonelective Phantom Share Amount) as determined under subsection 3.1(f)); provided that any such election under clause (A) or (B) satisfies the requirements of Section 409A of the Code.

(u)
“Elective Phantom Share Amount” ” shall mean, with respect to an initial or annual equity award by Sempra Energy to a Participant who is a Director, which the Director may elect to receive in the form of (1) an award of Restricted Stock Units, or (2) an amount credited to such Participant’s Deferral Account in the Sempra Energy Stock Fund, the dollar value designated by the Board for such equity award that is used for purposes of determining the number of Restricted Stock Units subject to such award, or the amount to be credited to such Participant’s Deferral Account. In the case of a Director who first becomes a Director by reason of appointment or election as a Director, any such initial equity award shall be granted on the tenth New York Stock Exchange trading day after such appointment or election.

(v)
“Eligible Individual” shall mean those individuals selected by the Committee from (1) those employees of the Company who either (A) are Executive Officers or (B) have Base Salary for a calendar year that is at least $170,000, as adjusted by the Committee from time to time and (2) those Directors who are not employees of the Company. The Committee may, in its sole discretion, select such other individuals to participate in the Plan who do not otherwise meet the foregoing criteria. Except as otherwise provided by the Committee or the Administrator, an Eligible Individual who is not a Director shall first become eligible to participate in the Plan on first day of the first calendar quarter that occurs at least thirty (30) days after the Eligible Individual commences employment in a covered category as set forth in clause (A) or (B) of this Section 1.2(v) (and, to the extent applicable, is selected as an Eligible Individual under the Plan). A Director shall become a Participant in the Plan in accordance with Section 2.2 on the date of such Director’s appointment or election as a Director.

(w)
“Employer Matching Account” shall mean the bookkeeping account maintained under the Plan for each Participant that is credited with an amount equal to the Employer Matching Contribution, if any, debited by amounts equal to all distributions to and withdrawals made by the Participant and/or his Beneficiary and adjusted for investment earnings and losses pursuant to Article V.

(x)	“Employer Matching Contributions” shall mean the employer matching contribution made to the Plan pursuant to Section 3.3.

(y)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and all applicable rules and regulations thereunder.

(z)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.

(aa)
“Executive Officer” shall mean an employee of the Company who (i) is designated by the Board as an executive officer of Sempra Energy pursuant to Rule 3b-7 of the Exchange Act, (ii) participates in the Sempra Energy Supplemental Executive Retirement Plan, or (iii) who is otherwise designated as an Executive Officer by the Committee.

(bb)	“401(k) Plan” shall mean the Sempra Energy Savings Plan, as in effect from time to time, maintained by Sempra Energy under Section 401(k) of the Code.

(cc)	“Manager” shall mean an employee of the Company who is an Eligible Individual, other than an Executive Officer or a Director.

(dd)	“Measurement Fund” shall mean one or more of the investment funds selected by the Committee pursuant to Section 4.1.

(ee)
“Moody’s Plus Rate” shall mean the Moody’s Rate (as defined below) plus the greater of (1) 10% of the Moody’s Corporate Bond Yield Average – Monthly Average Corporates as published by Moody’s Investors Service, Inc. (or any successor) or (2) one percentage point per annum. The Moody’s Rate for a month means the average of the daily Moody’s Corporate Bond Yield Average – Monthly Average Corporates for the applicable month. Unless otherwise designated by the Committee, the “applicable month” shall be the month of June in the prior year.

(ff)	“Nonelective Phantom Share Amount” shall mean the dollar amount designated by the Board for purposes of subsection 3.1(f) to be invested in the Sempra Energy Stock Fund.

(gg)	“Participant” shall mean any Eligible Individual who becomes a Participant in accordance with Article II and who has not received a complete distribution of the amounts credited to his Accounts.

(hh)	“Payroll Date” shall mean, with respect to any Participant, the date on which he would otherwise be paid Compensation.

(ii)
“Payment Date” shall mean the business day determined by the Committee or the Administrator that is on or within thirty (30) calendar days after one of the following dates as designated by the Participant in his distribution form election with respect to a Plan Year:

(1)    the first business day of the first calendar month on or next following thirty (30) calendar days after the date of the Participant's Separation from Service or Disability,
(2)    the first business day of the first, second, third, fourth or fifth calendar year next following the date of the Participant’s Separation from Service or Disability; or
(3)    such other date provided by the Committee or the Administrator (or elected by the Participant in accordance with rules established by the Committee or the Administrator), in any case which does not violate the requirements of Section 409A of the Code.
“Payment Date” shall also mean the Scheduled Withdrawal Date elected in accordance with the provisions of subsection 7.1(b).

(jj)
“Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (1) Sempra Energy or any of its Affiliates, (2) a trustee or other fiduciary holding securities under an employee benefit plan of Sempra Energy or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) a corporation owned, directly or indirectly, by the shareholders of Sempra Energy in substantially the same proportions as their ownership of stock of Sempra Energy, or (5) a person or group as used in Rule 13d-1(b) under the Exchange Act.

(kk)	“Plan” shall mean the Sempra Energy Employee and Director Savings Plan set forth herein, as amended from time to time.

(ll)	“Plan Year” shall mean the twelve (12) consecutive month period beginning on each January 1 and ending on each December 31.

(mm)	“QDRO” shall mean a domestic relations order that constitutes a “qualified domestic relations order” within the meaning of the Code or ERISA.

(nn)
“Restricted Stock Units” shall mean restricted stock units granted to a Participant under the Sempra Energy 2008 Long Term Incentive Plan, Sempra Energy 2013 Long-Term Incentive Plan, and any successor plan(s) thereto.

(oo)	“Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

(pp)
“Scheduled Withdrawal Date” shall be in January in the year elected by the Participant for an in-service withdrawal elected in accordance with subsection 3.2(c), as set forth on the election forms for such Plan Year. If the day elected by the Participant is not a business day, the Scheduled Withdrawal Date shall be deemed to be the next following business day.

(qq)	“Sempra Energy Stock Fund” shall mean the Measurement Fund in which investment earnings and losses parallel the investment return on the common stock of Sempra Energy.

(rr)	“Separation from Service” shall mean, with respect to a Participant, the Participant’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

(ss)
“SERP Lump Sum” shall mean the lump sum retirement benefit that would be payable to an Executive Officer who is a Plan Participant under either the Sempra Energy Supplemental Executive Retirement Plan or the Sempra Energy Excess Cash Balance Plan.

(tt)	“Specified Employee” shall mean a specified employee determined in accordance with the requirements of Section 409A of the Code.

(uu)	“Subaccount” or “Subaccounts” shall mean the subaccount or subaccounts maintained with respect to a Participant’s Deferral Account or Employer Matching Account.

(vv)
“Valuation Date”, with respect to the Measurement Funds that are available under the 401(k) Plan, shall have the same meaning as under the 401(k) Plan. For purposes of the Measurement Fund based on Moody’s Plus Rate, “Valuation Date” shall mean the last day of the calendar month.

ARTICLE II.
PARTICIPATION
2.1    Commencement of Participation
Subject to Section 2.2, an Eligible Individual shall become a Participant in the Plan by (1) electing to make deferrals in accordance with Section 3.1 and (2) filing such other forms as the Committee or the Administrator may reasonably require for participation hereunder.
2.2    Newly Appointed or Elected Directors
A Director who first becomes an Eligible Individual during a Plan Year by reason of appointment or election as a Director shall become a Participant on the date of such appointment or election. Such Eligible Individual may elect to make deferrals in accordance with Section 3.1 and shall file such forms as the Committee or the Administrator reasonably requires.

ARTICLE III.
CONTRIBUTIONS
3.1    Elections to Defer Compensation

(a)
General Rule. Each Eligible Individual may defer Compensation for a Plan Year by filing with the Committee or the Administrator a Deferral Election Form for such Plan Year that conforms to the requirements of this Section 3.1, no later than the last day of the applicable Election Period for such Plan Year, and such deferral election shall become irrevocable on the last day of the applicable Election Period for such Plan Year (or such later date permitted by the Committee or the Administrator consistent with the requirements of Section 409A of the Code). Unless otherwise provided by the Committee, an Eligible Individual who first becomes eligible to participate in the Plan during a Plan Year may elect to defer Compensation for such Plan Year; provided, however, that any such election to defer Compensation for such Plan Year must be filed during the Election Period prior to the effective date of such election, shall be irrevocable when made, and shall be effective only for Compensation that constitutes compensation for services performed during periods during the Plan Year beginning after the effective date of such election. Notwithstanding the previous sentence, if an Eligible Individual’s Bonus (or portion thereof) is a performance-based compensation within the meaning of Section 409A of the Code, the Committee or the Administrator may permit such Eligible Individual to file an election to defer such Bonus (or such portion thereof), or change such Eligible Individual’s prior election to defer such Bonus (or such portion thereof), no later than the date that is six (6) months before the end of the performance period over which such services are to be performed, under the terms and conditions that may be specified by the Committee or the Administrator, in accordance with Section 409A of the Code, and such deferral election shall become irrevocable on the date that is six (6) months before the end of the performance period.

(b)	Special Rules. Notwithstanding the above, the following restrictions apply to deferrals of certain elements of Compensation:
(1)    Restricted Stock Units. Each Eligible Individual designated by the Committee as eligible to defer Restricted Stock Units, may elect to defer Restricted Stock Units (or a portion thereof), in accordance with such rules as the Committee may establish, which such rules shall not be inconsistent with the deferral election rules set forth in Sections 3.1 and 3.2 or the distribution provisions of Section 7.1. In order to defer Restricted Stock Units (or a portion thereof), an eligible Participant must file the appropriate Deferral Election Form no later than the election date required under Section 409A of the Code. The Participant’s election to defer Restricted Stock Units (or a portion thereof) shall apply only if the Restricted Stock Units (or portion thereof) constitute a legally binding right to a payment of compensation in a subsequent taxable year and, absent a deferral election, would be treated as a short-term deferral, within the meaning of Section 409A of the Code. Any deferral election that does not satisfy the requirements for an initial deferral election under Section 409A of the Code shall be irrevocable when made and shall be made in accordance with Section 409A of the Code, applied as if the amount were a deferral of compensation and the scheduled payment date for the amount were the date the substantial risk of forfeiture lapses. Such subsequent deferral election shall be irrevocable when made, shall be made at least twelve (12) months prior to the first date on which Restricted Stock Units are scheduled to be paid (or, in the case of installment payments, twelve (12) months prior to the date on which the first amount is to be paid), and shall not take effect until at least twelve (12) months after the date on which the election is made. Such deferral election shall provide that the amount deferred shall be deferred for a period of not less than five (5) years from the date the payment of the amount deferred would otherwise have been made (or, in the case of installment payments treated as a single payment as determined under Section 409A of the Code, five (5) years from the date the first amount was scheduled to be paid); provided, however, that such deferral election may provide that the deferred amounts will be payable upon a change in control event (within the meaning of Section 409A of the Code) without regard to the five (5) year additional deferral requirement. Deferrals of Restricted Stock Units shall be invested in the Sempra Energy Stock Fund and may not be moved to any other Measurement Fund. Notwithstanding anything contained in the Plan to the contrary, a Participant may not elect a Scheduled Withdrawal Date with respect to the deferral of any Restricted Stock Units.
(2)    SERP Lump Sum. A Participant may elect to defer a SERP Lump Sum (or a portion thereof), to the extent permitted by the Committee. In order to defer a SERP Lump Sum (or a portion thereof), an eligible Participant must file the appropriate Deferral Election Form no later than the election date required under Section 409A of the Code. The Participant’s election to defer a SERP Lump Sum (or a portion thereof) that does not satisfy the requirements for an initial deferral election under Section 409A of the Code shall satisfy the requirements of Section 409A of the Code as a subsequent deferral. Such deferral election shall be irrevocable when made, and shall not take effect until at least twelve (12) months after the date on which the election is made. Such deferral election shall provide that the amount deferred shall be deferred for a period of not less than five (5) years from the date the payment of the amount deferred would otherwise have been made (or, in the case of installment payments treated as a single payment, five (5) years from the date the first amount was scheduled to be paid) in accordance with Section 409A of the Code.
(3)    Elective Phantom Share Amounts. A Participant who is a Director and is entitled to receive an initial or annual equity award from Sempra Energy, in the form of an award of Restricted Stock Units or an amount credited to his Deferral Account, may elect to have the Elective Phantom Share Amount with respect to such award credited to his Deferral Account (in lieu of such award of Restricted Stock Units) and defer such Elective Phantom Share Amount. In order to elect such credit and deferral of the Elective Phantom Share Amount with respect to such an equity award, an eligible Participant must file the appropriate Deferral Election Form no later than the last day of the applicable Election Period for the Plan Year during which such equity award is granted, and such deferral election shall become irrevocable on the last day of the applicable Election Period for such Plan Year. A Director who first becomes a Participant during a Plan Year may make a deferral election during such Plan Year in accordance with subparagraph 1.2(t)(2)(A). Such an election to defer an Elective Phantom Share Amount with respect to an equity award granted during a Plan Year must be filed during the Election Period prior to the effective date of such election and shall be irrevocable when made and shall be effective only for an Elective Phantom Share Amount that constitutes compensation for services performed after the effective date of such election. If a Participant fails to elect such credit and deferral of the Elective Phantom Share Amount with respect to such an equity award, the Participant’s equity award shall not be deferred and shall be made in the form of an award of Restricted Stock Units. A Participant shall make a separate election to defer Elective Phantom Share Amounts for each Plan Year.

(c)
Deferral Amounts. The amount of Base Salary or Bonus that a Participant may elect to defer for a Plan Year is such Base Salary or Bonus earned on or after the time at which the Participant elects to defer for such Plan Year in accordance with subsection 3.1(a), and that is earned during the Plan Year to which the deferral election relates (other than with respect to subsequent deferrals of previously deferred amounts or other amounts that are treated as subsequent deferrals for purposes of Section 409A of the Code). In no event shall a Participant be permitted to defer any amount of Compensation earned prior to the date of the deferral election or attributable to services performed prior to the date of the deferral election (other than with respect to subsequent deferrals of previously deferred amounts or other amounts that are treated as subsequent deferrals for purposes of Section 409A of the Code or as permitted under the Plan relating to performance-based compensation).

(1)    Each Participant who is a Manager shall be permitted to defer, in any whole percentage: (A) from 6% to 85% of Base Salary, (B) from 6% to 85% of his Bonus, and (C) if permitted by the Committee, between 10% and 100% of such Participant’s Restricted Stock Units, subject to subsection 3.1(b).
(2)    Each Participant who is an Executive Officer shall be permitted to defer, in any whole percentage: (A) from 6% to 85% of Base Salary, (B) from 6% to 85% of his Bonus and (c) from 10% to 100% of such Participant’s Restricted Stock Units and SERP Lump Sum, subject to subsection 3.1(b).
(3)    Each Participant who is a Director: (A) shall be permitted to defer, in any whole percentage, from 10% to 100% of his Compensation (other than Elective Phantom Share Amounts and Nonelective Phantom Share Amounts), and (B) shall be permitted to defer 100% of his Elective Phantom Share Amounts. In the case of a Participant who is a Director, 100% of such Participant’s Nonelective Phantom Share Amounts shall be deferred under subsection 3.1(f).
Notwithstanding the limitations established above, the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy the Participant’s income and employment tax withholding obligations (including Social Security, unemployment and Medicare), and the Participant’s employee benefit plan contribution requirements, determined on the first day of the Election Period for such Plan Year, in any case as determined by the Committee or the Administrator, as applicable.

(d)	Duration of Deferral Election.
(1)    A Participant shall not modify or suspend his election to defer Compensation during a Plan Year.

(2)    A Participant must file a new deferral election for each subsequent Plan Year. In the event a Participant fails to file a timely deferral election for the next Plan Year, he shall be deemed to have elected not to defer any Compensation for such Plan Year.
(3)    A Participant’s election to defer all or any portion of his SERP Lump Sum shall automatically become void in the event the Participant dies or becomes disabled while employed by the Company.
(4)    A Participant who is a Director must file a new deferral election for the Elective Phantom Share Amounts for the equity awards granted during each Plan Year. In the event a Participant fails to file a timely deferral election for the next Plan Year, he shall be deemed to have elected not to defer the Elective Phantom Share Amounts for the equity awards granted during such Plan Year.

(e)
Elections. Any Eligible Individual who does not elect to defer Compensation during his Election Period for a Plan Year may subsequently participate in the Plan in accordance with the terms and conditions of the Plan.

(f)
Nonelective Compensation Deferrals for Directors. The Board may determine from time to time whether deferrals of Nonelective Phantom Share Amounts shall be credited to the Deferral Accounts of one or more Participants who are Directors. The Board shall designate the Nonelective Phantom Share Amounts and any conditions under which a Director shall be entitled to have Nonelective Phantom Share Amounts credited to his Deferral Account. A Nonelective Phantom Share Amount credited to a Director’s Deferral Account shall constitute compensation for services to be performed by the Director during a calendar quarter, and the Nonelective Phantom Share Amount for such calendar quarter shall be credited to the Director’s Deferral Account on the first New York Stock Exchange trading day of such calendar quarter; provided, however, that, in the case of a Director who first becomes a Director by reason of appointment or election as a Director, for purposes of the calendar quarter during which such appointment or election occurs, such Director’s Deferral Account shall be credited with a prorated portion of the Nonelective Phantom Share Amount for the portion of such calendar quarter (if any), commencing on the tenth New York Stock Exchange trading day after such Director’s appointment or election and ending on the last day of the calendar quarter, and any such prorated portion of the Nonelective Phantom Share Amount shall constitute compensation for services to be performed by the Director during the period commencing on such tenth New York Stock Exchange trading day and ending on the last day of such calendar quarter and shall be determined based on the portion of such calendar quarter that comprises such period and such prorated portion of the Nonelective Phantom Share Amount shall be credited to the Director’s Deferral Account on the New York Stock Exchange trading day next following the last day of such calendar quarter. The service period for a Nonelective Phantom Share Amount (or a prorated Nonelective Phantom Share Amount) shall be the calendar quarter, or portion thereof, during which the Director performs services for which such Nonelective Phantom Share Amount (or prorated Phantom Share Amount) constitutes compensation. Such Nonelective Phantom Share Amounts shall be deferred on a nonelective basis. An eligible Participant must file the appropriate Deferral Election Form with respect to the Nonelective Phantom Share Amounts that constitute compensation for services performed during periods during the Plan Year beginning after the effective date of such election, for purposes of electing the Payment Date and the form of distribution of such Nonelective Phantom Share Amounts, no later than the last day of the applicable Election Period for the Plan Year during which such Nonelective Phantom Share Amounts are credited, and such deferral election shall become irrevocable on the last day of the applicable Election Period for such Plan Year. The Committee or the Administrator shall permit such a Participant who first becomes a Participant during a Plan Year to have his first Election Period with respect to such election of the Payment Date and the form of distribution during such Plan Year determined in accordance with subparagraph 1.2(t)(2)(B). Such an election as to the Payment Date and the form of distribution must be filed during the Election Period prior to the effective date of such election and shall be irrevocable when made and shall be effective only for a Nonelective Phantom Share Amount that constitutes compensation for services performed after the date of such election.

(g)
Termination of Participation and/or Deferrals. If the Committee or the Administrator determines in good faith that a Participant no longer qualifies as a Director or a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee or the Administrator shall have the right, in its sole discretion and only for purposes of preserving the Plan’s exemption from Title I of ERISA, to prevent the Participant from making deferral elections for future Plan Years.

3.2    Distribution Elections.

(a)
General Rule. Each Participant shall make a separate distribution election with respect to each Plan Year for which such Participant elects to defer Compensation in accordance with Section 3.1. In the case of each Participant who is a Director, such Participant shall make a separate distribution election with respect to each Plan Year without regard to whether such Participant elects to defer Compensation in accordance with Section 3.1. A Participant’s distribution election with respect to a Plan Year shall apply to: (1) the Subaccount in his Deferral Account to which shall be credited the amount equal to the portion of his Compensation earned during such Plan Year that he elects to defer pursuant to Section 3.1, (2) in the case of a Participant who is a Director, the Subaccount in his Deferred Account to which shall be credited any Elective Phantom Share Amounts for equity awards granted during such Plan Year that he elects to defer pursuant to Section 3.1, and the Subaccount in his Deferral Account to which shall be credited any Nonelective Phantom Share Amounts during such Plan Year pursuant to subsection 3.1(f), and (3) the Subaccount in his Employer Matching Account to which shall be credited the amount equal to the Employer Matching Contribution for such Plan Year. A Participant may elect any Payment Date described in subsection 1.2(ii), and may elect distribution in the normal form, as described in paragraph 7.1(a)(1), or an optional form described in paragraph 7.1(a)(2). Such Payment Date and distribution form elections shall be made on such Participant’s Deferral Election Form during the Election Period for which such Participant elects to defer Compensation under Section 3.1 for such Plan Year, and such Payment Date and distribution form elections with respect to such Plan Year shall be irrevocable, except as provided in subsection 3.2(b). In the event a Participant fails to elect a Payment Date for his Distributable Amount with respect to a Plan Year, his Payment Date for his Distributable Amount with respect to such Plan Year shall be the date described in paragraph 1.2(ii)(1). In the event a Participant fails to make a distribution form election for his Distributable Amount with respect to a Plan Year, his Distributable Amount with respect to such Plan Year shall be distributed in the normal form, as described in paragraph 7.1(a)(1) in the event of his Separation from Service or Disability, except as provided in subsection 3.2(b). Except as provided in subsection 3.2(b), a Participant’s distribution for his Distributable Amount with respect to a Plan Year shall be made or commence on such Participant’s Payment Date.

(b)
Changes to Distribution Form Election. Subject to subsection 3.2(e), a Participant may change his distribution form election for his Distributable Amount with respect to a Plan Year in accordance with this subsection 3.2(b) as follows:

(1)    Change from Lump Sum. If such Participant elected to receive the distribution of his Distributable Amount with respect to a Plan Year in the event of his Separation from Service or Disability in a lump sum, such Participant may change such distribution form election by making a new distribution form election for his Distributable Amount with respect to such Plan Year providing for distribution in one of the following forms, with such distribution made or commencing on the fifth anniversary of his Payment Date:

(A)    a lump sum,

(B)    annual installments (calculated as set forth at paragraph 7.1(a)(6)) over five (5) years,

(C)    annual installments (calculated as set forth at paragraph 7.1(a)(6) over ten (10) years, or

(D)    annual installments (calculated as set forth at paragraph 7.1(a)(6)) over fifteen (15) years.

(2)    Change from Installments. If such Participant elected to receive the distribution of his Distributable Amount with respect to a Plan Year in the event of his Separation from Service or Disability in annual installments over five (5), ten (10) or fifteen (15) years, such Participant may change such distribution form election by making a new distribution form election for his Distributable Amount with respect to such Plan Year providing for distribution in one of the following forms, with such distribution commencing on the fifth anniversary of his Payment Date:

(i)    annual installments (calculated as set forth at paragraph 7.1(a)(6)) over the period of years specified in such Participant’s initial distribution form election, or

(ii)    annual installments (calculated as set forth at paragraph 7.1(a)(6)) over a period of either ten (10) years or fifteen (15) years, provided that such period exceeds the period of years specified in such Participant’s initial distribution form election.

(3)    A Participant may make only one change to his distribution form election with respect to a Plan Year under this subsection 3.2(b).

(c)
Election of Scheduled Withdrawal Date. A Participant may elect a Scheduled Withdrawal Date with respect to his deferrals of Compensation (the “Withdrawal Amount”) with respect to a Plan Year. Such election of a Scheduled Withdrawal Date for such Participant’s Withdrawal Amount with respect to a Plan Year shall be made by such Participant during the Election Period for which such Participant elects to defer Compensation under Section 3.1 for such Plan Year, and such election of a Scheduled Withdrawal Date shall be irrevocable, except as provided in subsection 3.2(d). A Participant may make separate Scheduled Withdrawal Date elections for his deferrals of Compensation with respect to different Plan Years. A Participant’s Withdrawal Amount with respect to a Plan Year shall be credited to Subaccounts under such Participant’s Accounts for such Plan Year. A Participant shall not be required to elect a Scheduled Withdrawal Date with respect to his deferrals of Compensation for a Plan Year and, if a Participant fails to make an election of a Scheduled Withdrawal Date for a Plan Year, no Scheduled Withdrawal Date shall apply with respect to his deferrals of Compensation for such Plan Year. For purposes of the Plan, the deferrals of Compensation included as part of the Withdrawal Amount (i) shall be adjusted for investment earnings and losses in the case of elections made on or after November 10, 2016 and (ii) shall be adjusted for investment losses (but not investment earnings) in the case of elections made prior to November 10, 2016.

(d)
Change of Scheduled Withdrawal Date. Subject to subsection 3.2(e), if a Participant elected a Scheduled Withdrawal Date with respect to his deferrals of Compensation with respect to a Plan Year in accordance with subsection 3.2(c), such Participant may change such Scheduled Withdrawal Date for the Withdrawal Amount with respect to such Plan Year by electing a new Scheduled Withdrawal Date for the Withdrawal Amount with respect to such Plan Year that is not less than five (5) years later than the Scheduled Withdrawal Date previously elected by such Participant for such Plan Year. A Participant who has not elected a Scheduled Withdrawal Date for his deferrals of Compensation in accordance with subsection 3.2(c) for a Plan Year may not subsequently elect a Scheduled Withdrawal Date for his deferrals of Compensation for such Plan Year. A Participant may make only one change to the Scheduled Withdrawal Date with respect to each Plan Year under this subsection 3.2(d).

(e)
Limitation on Distribution Changes. A Participant’s election to change his distribution form election with respect to a Plan Year under subsection 3.2(b), or change of a Scheduled Withdrawal Date with respect to a Plan Year under subsection 3.2(d), shall be subject to the following limitations:

(1)    The Participant’s election to change his distribution election form with respect to a Plan Year, or change his Scheduled Withdrawal Date with respect to a Plan Year, shall not take effect until at least twelve (12) months after his election to change the distribution form election, or Scheduled Withdrawal Date, is made. If the distribution of such Participant’s Distributable Amount with respect to a Plan Year (in the case of a change in his distribution election form), or the distribution of the Withdrawal

Amount with respect to such Plan Year (in the case of a change in his Scheduled Withdrawal Date), is made or commence before the election to change his distribution form election or Scheduled Withdrawal Date, as the case may be, becomes effective, the election to change his distribution form election or Scheduled Withdrawal Date shall not thereafter become effective, and distributions shall be made in accordance with the distribution form election, and Scheduled Withdrawal Date (if any), as applicable, in effect prior to the Participant’s election to change.

(2)    The Participant’s election to change his distribution election form with respect to a Plan Year, or change his Scheduled Withdrawal Date with respect to a Plan Year, shall provide that each payment with respect to such new distribution form election, or new Scheduled Withdrawal Date, shall be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

(3)    The Participant’s election to change his Scheduled Withdrawal Date with respect to a Plan Year shall not be made less than twelve (12) months prior to the date of the first scheduled payment under the Participant’s initial election of the Scheduled Withdrawal Date with respect to such Plan Year.

The limitations under this subsection 3.2(e) shall be applied in accordance with Section 409A of the Code.

3.3    Employer Matching Contributions.

(a)
The Company shall make an Employer Matching Contribution for each payroll date during a Plan Year, on behalf of each Participant who is employed by the Company on such payroll date, who has been employed by the Company for at least one (1) year as of such payroll date, and who makes deferrals of Base Salary and/or Bonus under Article III, in an amount equal to:

(1)    the product of (A) 3% and (B) the sum of the deferrals of Base Salary and Bonus deferred under Article III for such payroll period; plus

(2)    the product of (A) 3% and (B) the difference between (I) the Participant’s Base Salary and Bonus for such payroll period and (II) the sum of the deferrals of Base Salary and/or Bonus deferred under Article III for such payroll period, reduced by (C) the amount of the matching contribution made under the 401(k) Plan for such payroll period not in excess of 3% of the Participant’s eligible 401(k) Plan compensation. Notwithstanding any other provision of the Plan to the contrary, no Employer Matching Contributions shall be made under this paragraph (2) unless and until the Participant has made to the 401(k) Plan the maximum elective contributions permitted under Section 402(g) or the maximum pre-tax elective contributions permitted under the terms of the 401(k) Plan and in no event shall the Employer Matching Contributions made pursuant to this paragraph (2) exceed 100% of the matching contributions that would be provided under the 401(k) Plan absent any plan-based restrictions on contributions to qualified plans under the Code.

If a Participant is employed by more than one corporation that is included in the Company, the foregoing computation shall be applied to each such corporation based on the portion of the Plan Year during which the Participant was employed by such corporation. Notwithstanding the above, the Committee reserves the right to change or eliminate the Employer Matching Contribution in its sole discretion for any subsequent Plan Year.

(b)	The Employer Matching Contribution for a Plan Year shall be credited to a Participant’s Employer Matching Account in the manner determined by the Committee or the Administrator.
3.4    FICA and Other Taxes.
(a)    Withholding, Generally. The Company shall have the right to withhold from any payments due under the Plan (or with respect to amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit).
(b)    Annual Deferral Amounts. For each Plan Year in which a Participant who is an employee makes a deferral under Section 3.1, the Participant’s employer shall withhold from that portion of the Participant’s Compensation that is not being deferred, in a manner determined by the employer, the Participant’s share of FICA and other employment taxes on such amount. If necessary, the Committee or the Administrator may reduce the Participant's deferrals under Section 3.1 or make deductions from his Deferral Account in order to comply with this Section 3.4, to the extent permitted under Section 409A of the Code.
(c)    Employer Matching Amounts. For each Plan Year in which a Participant is credited with a contribution to his Employer Matching Account under Section 3.3, the Participant’s employer shall withhold from the Participant’s Compensation that is not deferred, in a manner determined by the employer, the Participant’s share of FICA and other employment taxes. If necessary, the Committee or the Administrator may reduce the Participant’s Employer Matching Account in order to comply with this Section 3.4, to the extent permitted under Section 409A of the Code.
(d)    Sempra Energy Stock Fund. With respect to distributions of all or a portion of balances invested in the Sempra Energy Stock Fund, withholding obligations shall be satisfied through the surrender of the applicable withholding percentage of such distributed balances (or portion thereof) in the Sempra Energy Stock Fund.  Unless otherwise approved by the Committee, withholding obligations for Restricted Stock Units deferred into the Plan shall be satisfied by payment by the applicable Participant, deducted from other Compensation payable to such Participant which has not been deferred under the Plan, or a combination of these methods.

ARTICLE IV.
INVESTMENTS
4.1    Measurement Funds.

(a)
Election of Measurement Funds. In the manner designated by the Committee or the Administrator, Participants may elect one or more Measurement Funds to be used to determine the additional amounts to be credited to their Accounts. Although the Participant may designate the available Measurement Funds that will be used to determine additional amounts to be credited to their Accounts, neither the Committee nor the Administrator shall be bound to make actual investments in such Measurement Funds based on the Participant’s election. If the Committee designates a substitute Measurement Fund for a Participant (without regard to the Participant’s election), the substitute Measurement Fund must provide the Participant with an investment opportunity reasonably comparable to the original Measurement Funds elected by the Participant, as determined by the Committee in its sole discretion. The Committee shall select from time to time, in its sole discretion, the Measurement Funds to be available under the Plan.

(b)
No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his Accounts thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Accounts shall not be considered or construed in any manner as an actual investment of his Accounts in any such Measurement Fund. In the event that the Committee, the Administrator, or the trustee, as applicable, in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Accounts shall at all times be a bookkeeping entry only and shall not represent any investment made on his behalf by the Company. The Participant shall at all times remain an unsecured creditor of the Company

4.2    Investment Elections.

(a)	Participants.
(1)    Deferral Accounts. Except as provided in paragraph 4.2(a)(2) and Section 4.3, Participants may designate how their Deferral Accounts shall be deemed to be invested under the Plan.
(A)    Such Participants may make separate investment elections for (I) their future deferrals of Compensation and (II) the existing balances of their Deferral Accounts.
(B)    Such Participants may make and change their investment elections by choosing from the Measurement Funds designated by the Committee in accordance with the procedures established by the Committee or the Administrator.

(C)    Except as otherwise designated by the Committee, the available Measurement Funds under this paragraph 4.2(a)(1) shall be the investment funds under the 401(k) Plan (excluding the Stable Value Fund and any brokerage account option), the Sempra Energy Stock Fund and the Measurement Fund based on the Moody’s Plus Rate.
(D)    If a Participant fails to elect a Measurement Fund under this subsection 4.2(a), he shall be deemed to have elected the Measurement Fund based on the Moody’s Plus Rate (unless a different default fund is designated by the Committee) for all of his Accounts.
(2)Employer Matching Account and Certain Deferral Subaccounts.
(A)    (2)    Employer Matching Account and Certain Deferral Subaccounts. Unless otherwise provided by the Committee or the Administrator, Employer Matching Contributions credited to a Participant’s Employer Matching Account shall be invested in Measurement Funds in the same proportion as the corresponding deferrals of Compensation that are credited to his Deferral Account. Unless otherwise provided by the Committee, a Participant may, however, transfer the investment of the Employer Matching Contributions credited to his Employer Matching Account into any Measurement Fund and may change their investment elections by choosing from the Measurement Funds designated by the Committee in accordance with the procedures established by the Committee or the Administrator. The deferrals of a Participant’s Restricted Stock Units credited to such Participant’s Deferral Account shall be deemed invested in the Sempra Energy Stock Fund and may not be moved into any other Measurement Fund.
(B)    The deferrals of Elective Phantom Share Amounts and Nonelective Phantom Share Amounts credited to a Participant’s Deferral Account shall be initially deemed invested in the Sempra Energy Stock Fund and shall remain deemed invested in the Sempra Energy Stock Fund until the Participant’s Separation from Service. After the Participant’s Separation from Service, a Participant may direct the investment of the Elective Phantom Share Amount Subaccounts or Nonelective Phantom Share Amount Subaccounts of the Participant’s Deferral Account into any other Measurement Fund, as permitted by the Committee.

(b)
Continuing Investment Elections. Participants who have had a Separation From Service but not yet commenced distributions under Article VII or Participants or Beneficiaries who are receiving installment payments may continue to make investment elections as permitted under subsection 4.2(a) except as otherwise determined by the Committee.

4.3    Compliance with Section 16 of the Exchange Act.

(a)
Any Participant or Beneficiary who is subject to Section 16 of the Exchange Act shall have his Measurement Fund elections under the Plan subject to the requirements of the Exchange Act, as interpreted by the Committee. Any such Participant or Beneficiary who either (i) transferred amounts from another available Measurement Fund under the Plan into the Sempra Energy Stock Fund or (ii) transferred any amounts from the Sempra Energy Stock Fund to another available Measurement Fund under the Plan may not make an election with the opposite effect under this Plan or any other Company-sponsored plan until six (6) months and one (1) day following the original election.

(b)
Notwithstanding any other provision of the Plan or any rule, instruction, election form or other form, the Plan and any such rule, instruction or form shall be subject to any additional conditions or limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b‑3) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, such Plan provision, rule, instruction or form shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

ARTICLE V.
ACCOUNTS
5.1    Accounts.

(a)
The Committee or the Administrator shall establish and maintain a Deferral Account, and an Employer Matching Account for each Participant under the Plan. Each Participant’s Accounts shall be divided into separate Subaccounts in accordance with Section 5.2. Each such Subaccount shall be further divided into separate investment fund Subaccounts, each of which corresponds to a Measurement Fund elected by the Participant pursuant to Section 4.2. In addition, Participants’ Deferral Accounts shall be further divided into Subaccounts consisting of deferred Restricted Stock Units, Elective Phantom Share Amounts, and Nonelective Phantom Share Amounts. A separate Subaccount shall be maintained for each deferral of Restricted Stock Units, Nonelective Phantom Share Amount and Elective Phantom Share Amount.

(b)
The performance of each elected Measurement Fund (either positive or negative) shall be determined by the Committee or the Administrator, in its reasonable discretion, based on the performance of the Measurement Funds themselves. A Participant’s Accounts shall be credited or debited on each Valuation Date, as determined by the Committee or the Administrator in its reasonable discretion, based on the performance of each Measurement Fund selected by the Participant as though (i) a Participant’s Accounts were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such period, as of the close of business on the first business day of such period, at the fair market value on such date; (ii) the portion of the Participant's Compensation that was actually deferred pursuant to Section 3.1 during any period were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such period, no later than the close of business on the first business day after the day on which such amounts are actually deferred from the Participant’s Compensation, at the fair market value on such date; and (iii) any withdrawal or distribution made to a Participant that decreases such Participant’s Accounts ceased being invested in the Measurement Fund(s), in the percentages applicable to such period, no earlier than one (1) business day prior to the distribution, at the fair market value on such date. The Participant’s Employer Matching Contribution for a Plan Year shall be credited to his Employer Matching Account for purposes of this subsection 5.1(b), in the manner determined on the first day of the Election Period for such Plan Year, as determined by the Committee or the Administrator.

5.2	Subaccounts.

(a)
The Committee or the Administrator shall establish and maintain, with respect to a Participant’s Deferral Account, a Subaccount with respect to each Plan Year, to which shall be credited the amount equal to the portion of the Participant’s Compensation earned during such Plan Year that he elects to defer pursuant to Section 3.1, debited by amounts equal to distributions to and withdrawals made by the Participant and/or his Beneficiary and adjusted for investment earnings and losses pursuant to Article V.

(b)
The Committee or the Administrator shall establish and maintain, with respect to a Participant’s Employer Matching Account, a Subaccount with respect to each Plan Year, to which shall be credited the amount equal to the Employer Matching Contributions made pursuant to Section 3.3 on behalf of such Participant in respect of such Participant’s Compensation earned during such Plan Year that he elects to defer pursuant to Section 3.1, debited by amounts equal to distributions to and withdrawals made by the Participant and/or his Beneficiary and adjusted for investment earnings and losses pursuant to Article V.

ARTICLE VI.
VESTING

(a)	Subject to subsections (b) and (c), each Participant shall be 100% vested in his Deferral Account and his Matching Account at all times.

(b)
A Participant’s deferred Restricted Stock Units credited to a Subaccount of such Deferred Account shall be subject to the vesting conditions applicable to the Restricted Stock Unit award. The Subaccount of such Participant’s Deferral Amount for a deferred Restricted Stock Unit award shall become vested in accordance with the vesting conditions applicable to such Restricted Stock Unit award. To the extent such Restricted Stock Unit award is forfeited, the Subaccount of such Participant’s Deferral Account for such award shall be forfeited immediately following the event causing such forfeiture and the amount of such Subaccount shall be debited from such Deferral Account.

(c)
A Participant’s deferred Elective Phantom Share Amount credited to a Subaccount of such Participant’s Deferral Account shall be subject to the vesting conditions applicable to the initial or annual equity award for which such Elective Phantom Share Amount is credited. The Subaccount of such Participant’s Deferral Account for a deferred Elective Phantom Share Amount shall become vested in accordance with the vesting conditions applicable to such equity award, except as provided in subsection 7.3(b). To the extent such equity award is forfeited, the Subaccount of such Participant’s Deferral Account for such Elective Phantom Share Amount shall be forfeited immediately following the event causing such forfeiture and the amount of such Subaccount shall be debited from such Deferral Account.

ARTICLE VII.
DISTRIBUTIONS
7.1    Distribution of Accounts.

(a)	Distribution at Separation from Service or Disability.

(1)    Normal Form.
(A)    Except as provided in subparagraph (B), paragraph (2), paragraph (3) or Section 7.3, upon the Separation from Service or Disability of a Participant, a Participant’s Distributable Amount with respect to each Plan Year beginning on or after January 1, 2011 shall be paid to the Participant in a lump sum in cash (or shares of Sempra Energy common stock for Restricted Stock Unit Subaccounts) on the Participant’s Payment Date. Except as provided in subparagraph (B), paragraph (2), paragraph (3) or Section 7.3, upon the Separation from Service or Disability of a Participant, a Participant’s Distributable Amount with respect to each Plan Year beginning prior to January 1, 2011 shall be paid to the Participant in substantially equal annual installments in cash (calculated as set forth in paragraph 7.1(a)(6) over ten (10) years beginning on the Participant’s Payment Date.
(B)    Upon the Separation from Service of a Participant who is a Specified Employee (determined as of the date of Separation from Service), the distribution of the Participant’s Distributable Amount shall be delayed until the first business day which is six (6) months after the date of such Participant’s Separation from Service (or, if earlier, the date of such Participant’s death) in accordance with Section 409A of the Code and shall be paid on the business day determined by the Committee or the Administrator that is on or within thirty (30) business days thereafter; provided, however, that if the Payment Date applicable to the Distributable Amount is later than the delayed payment date determined pursuant to this subparagraph 7.1(a)(1)(B), payment of the Distributable Amount shall be made on the Payment Date.
(2)    Optional Forms. Instead of receiving his Distributable Amount with respect to each Plan Year as described at subparagraph 7.1(a)(1)(A), the Participant may elect in accordance with Section 3.2 one of the following optional forms of payment (on the form provided by Committee or the Administrator) (or shares of Sempra Energy common stock for Restricted Stock Unit Subaccounts) at the time of his deferral election for such Plan Year:
(i)    equal annual installments in cash (or shares of Sempra Energy common stock for Restricted Stock Unit Subaccounts) (calculated as set forth in paragraph 7.1(a)(6)) over five (5) years beginning on the Participant’s Payment Date,
(ii)    equal annual installments in cash (or shares of Sempra Energy common stock for Restricted Stock Unit Subaccounts) (calculated as set forth in paragraph 7.1a(a)(6)) over ten (10) years beginning on the Participant’s Payment Date, or
(iii)    equal annual installments in cash (or shares of Sempra Energy common stock for Restricted Stock Unit Subaccounts) (calculated as set forth in paragraph 7.1(a)(6)) over fifteen (15) years beginning on the Participant’s Payment Date, or
(iv)    a lump sum in cash (or shares of Sempra Energy common stock for Restricted Stock Unit Subaccounts) .

The payment of such Participant’s Distributable Amount with respect each Plan Year shall be made or commence on such Participant’s Payment Date (or, if applicable, the date determined under subparagraph (a)(1)(B)).
(3)    Distribution Election Changes. In the event that a Participant changes his distribution form election with respect to a Plan Year in accordance with subsection 3.2(b), and such new distribution form election becomes effective, upon the Separation from Service or Disability of such Participant, the Distributable Amount with respect to such Plan Year shall be paid to the Participant in accordance with such new distribution form election.
(4)    Small Accounts. Notwithstanding provision to the contrary, in the event the total of a Participant’s Distributable Amounts with respect to all Plan Years is equal to or less than $25,000, such Distributable Amounts shall be distributed to the Participant (or his Beneficiary, as applicable) in a lump sum.
(5)    Investment Adjustments. The Participant’s Accounts shall continue to be adjusted for investment earnings and losses pursuant to Section 4.2 and Section 4.3 of the Plan until all amounts credited to his Accounts under the Plan have been distributed.
(6)    Calculating Payments. All payments made under the Plan shall be determined in accordance with the following:

(i)    All installment payments made under the Plan shall be determined in accordance with the annual fractional payment method, calculated as follows: the balance of Subaccounts in the Participant’s Accounts with respect to a Plan Year shall be calculated as of the Payment Date. The annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects ten (10) year installments for the distribution of the Subaccounts in his Accounts with respect to a Plan Year, the first payment shall be 1/10 of the balance of such Subaccounts in his Accounts calculated as described in this definition. The following year, the payment shall be 1/9 of such Subaccounts in the balance of the Participant’s Accounts, calculated as described in this definition. Each annual installment for an applicable year shall be paid on or as soon as practicable after the Payment Date (but in any event no later than the last business day of such applicable year).
(ii)    All lump sum payments made under the Plan shall be calculated as of the close of business on the Payment Date. The lump sum shall be paid in accordance with the provisions of the Plan applicable thereto.

(b)	Distribution on a Scheduled Withdrawal Date.
(1)    In the case of a Participant who has elected a Scheduled Withdrawal Date for a distribution to be made prior to the Participant’s Separation from Service or while still a Director, in each case to the extent permitted by the Plan, such Participant shall receive his Withdrawal Amount as shall have been elected by the Participant to be subject to the Scheduled Withdrawal Date. A Participant’s

Scheduled Withdrawal Date with respect to amounts of Compensation deferred in a given Plan Year must be at least three (3) years from the last day of the Plan Year for which such deferrals are made.

(2)    The Withdrawal Amount shall be paid in a lump sum in cash.

(3)    A Participant may elect to change the Scheduled Withdrawal Date for the Withdrawal Amount for any Plan Year in accordance with subsection 3.2(d).

(4)    In the event of Participant’s Separation from Service or Disability prior to a Scheduled Withdrawal Date, the Participant’s entire Withdrawal Amount shall be paid in accordance with the Participant’s election with respect to such Plan Year under subsection 7.1(a). In the event of a Participant’s death prior to a Scheduled Withdrawal Date, the Participant’s entire Withdrawal Amount shall be paid as soon as practicable after the Participant’s death in a lump sum in cash.

(c)
Distribution upon Death. In the event a Participant dies before he has begun receiving distributions under subsection 7.1(a), his Accounts shall be paid to his Beneficiary in the same manner elected by the Participant. In the event a Participant dies after he has begun receiving distributions under subsection 7.1(a) with a remaining balance in his Accounts, the balance shall continue to be paid to his Beneficiary in the same manner.

7.2    Hardship Distribution.
A Participant shall be permitted to elect a Hardship Distribution of all or a portion of his Accounts under the Plan prior to the Payment Date, subject to the following restrictions:

(a)	The election to take a Hardship Distribution shall be made by filing the form provided by the Committee or the Administrator before the date established by the Committee or the Administrator.

(b)	The Committee or the Administrator shall have made a determination that the requested distribution constitutes a Hardship Distribution in accordance with subsection 7.2(d).

(c)
The amount determined by the Committee or the Administrator as a Hardship Distribution shall be paid in a single lump sum in cash as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee or the Administrator. The Hardship Distribution shall be distributed proportionately from the Subaccounts in the Participant’s Accounts, excluding the Restricted Stock Unit, Elective Phantom Share Amount or Nonelective Phantom Shares Amount Subaccounts and any amounts invested in the Sempra Energy Stock Fund.

(d)
If a Participant receives a Hardship Distribution, the Participant shall be ineligible to contribute deferrals to the Plan for the remainder of the Plan Year in which the Hardship Distribution is received or the immediately following Plan Year. “Hardship Distribution” shall mean a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse or of his dependent (as defined in Section 152(a) of the Code), (ii) loss of a Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Committee or the Administrator in accordance with Section 409A of the Code. The amount of the Hardship Distribution with respect to a severe financial hardship shall not exceed the amounts necessary to satisfy such hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), as determined by the Committee or the Administrator in accordance with Section 409A of the Code.

7.3    Effect of a Change in Control.

(a)
In the event there is a Change in Control, the person who is the chief executive officer (or, if not so identified, Sempra Energy’s highest ranking officer) shall name a third-party fiduciary as the sole member of the Committee immediately prior to such Change in Control and the appointed fiduciary, shall provide for the immediate distribution of the Accounts under the Plan in lump sum payments and cash to the extent permitted under Section 409A of the Code.

(b)	Upon a Change in Control, all unvested Elective Phantom Share Amounts credited to a Director’s Account under the Plan shall vest.

(c)
Upon and after the occurrence of a Change in Control, the Company must (i) pay all reasonable administrative fees and expenses of the appointed fiduciary, (ii) indemnify the appointed fiduciary against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the appointed fiduciary's duties hereunder, other than with respect to matters resulting from the gross negligence of the appointed fiduciary or its agents or employees and (iii) timely provide the appointed fiduciary with all necessary information related to the Plan, the Participants and Beneficiaries.

(d)
Notwithstanding Section 9.3, in the event there is a Change in Control no amendment may be made to this Plan except as approved by the third-party fiduciary; provided, however, that in no event shall any amendment approved by the third-party fiduciary have any retroactive effect to reduce any vested amounts allocated to a Participant’s Accounts. Upon a Change in Control, assets shall be placed in a rabbi trust in an amount which shall equal the full accrued liability under this Plan as determined by an actuarial firm appointed by the Board immediately prior to such Change in Control or, in the absence of such appointment, Willis Towers Watson or a successor actuarial firm.

7.4    Inability to Locate Participant.
In the event that the Committee or the Administrator is unable to locate a Participant or Beneficiary within two (2) years following the required Payment Date, the amount allocated to the Participant’s Accounts shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date of forfeiture, subject to applicable escheat laws.
7.5    Prohibition on Acceleration of Distributions.
The time or schedule of payment of any withdrawal or distribution under the Plan shall not be subject to acceleration, except as provided or permitted under Section 409A of the Code (including, without limitation, acceleration on termination of the Plan or in connection with a change in control event within the meaning of Section 409A of the Code).
7.6    Distributions Pursuant To QDROs.
Except as otherwise provided by the Committee or the Administrator, distributions to alternate payees pursuant to a QDRO will be made or commence within ninety (90) days of the date on which the domestic relations order is determined to be a QDRO in one of the following forms elected by the alternate payee (including by the terms of the QDRO):

(a)	a lump sum,

(b)	annual installments (calculated as set forth at paragraph 7.1(a)(6)) over five (5) years,

(c)	annual installments (calculated as set forth at paragraph 7.1(a)(6) over ten (10) years, or

(d)	annual installments (calculated as set forth at paragraph 7.1(a)(6)) over fifteen (15) years.
If no election is made by the alternate payee within sixty (60) days following the date on which the domestic relations order is determined to be a QDRO, the alternate payee’s benefit will be paid in a lump sum in accordance with the provisions of this Section 7.6.
ARTICLE VIII.
ADMINISTRATION
8.1    Committee.
The Committee shall administer the Plan in accordance with this Article.
8.2    Administrator.
The Administrator, unless restricted by the Committee, shall exercise the powers expressly granted hereunder and under Sections 8.4 and 8.5 except when the exercise of such authority would materially affect the cost of the Plan to the Company or materially increase benefits to Participants.
8.3    Committee Action.
The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The chairman or any other member or members of the Committee designated by the chairman may execute any certificate or other written direction on behalf of the Committee.

8.4    Powers and Duties of the Committee.
The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms and shall have all powers necessary to accomplish its purposes as set forth herein, including, but not by way of limitation, the following:

(a)	To select the Measurement Funds in accordance with Section 4.1 hereof;

(b)	To conclusively construe and interpret the terms and provisions of the Plan and to remedy any inconsistencies or ambiguities hereunder;

(c)	To select employees eligible to participate in the Plan;

(d)	To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(e)	To maintain all records that may be necessary for the administration of the Plan;

(f)	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(g)	To make and publish such rules for the regulation and operation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(h)
To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(i)	To take all actions necessary for the administration of the Plan.
8.5    Construction and Interpretation.
The Committee shall have full discretion to conclusively construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in accordance with any and all laws applicable to the Plan. The Committee or the Administrator may provide for different rules, rights and procedures for different Participants or Eligible Individuals and there is no requirement under the Plan that all Participants or Eligible Individuals receive the same benefits, payment rights, election rights or any other benefits or rights, subject to the requirements of applicable law.
8.6    Information.
The Company shall furnish the Committee or the Administrator with such data and information as may be required for it to discharge its duties. Participants and other persons entitled to benefits under the

Plan must furnish the Committee or the Administrator such evidence, data or information as the Committee or the Administrator considers necessary or desirable to carry out the terms of the Plan.
8.7    Compensation, Expenses and Indemnity.

(a)	The members of the Committee shall serve without compensation for their services hereunder.

(b)
The Committee is authorized at the expense of the Company to employ such legal counsel and other advisors as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(c)
To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company or any Affiliate and the Administrator against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the any bylaw, agreement or otherwise, of the Company as such indemnities are permitted under state law.

8.8    Quarterly Statements.
Under procedures established by the Committee or the Administrator, a Participant shall receive a statement with respect to such Participant’s Accounts on a quarterly basis as of each March 31, June 30, September 30 and December 31.
8.9    Disputes.

(a)	Claim.
A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Administrator, setting forth his claim. The request must be addressed to the Administrator at Sempra Energy at its then principal place of business.

(b)	Claim Decision.
Upon receipt of a claim, the Administrator shall advise the Claimant that a reply shall be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Administrator may, however, extend the reply period for an additional ninety (90) days for special circumstances.

If the claim is denied in whole or in part, the Administrator shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation of why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection 8.9(c).

(c)	Request For Review.
With sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing a review the determination of the Administrator. Such review shall be completed by the most senior officer of Human Resources of Sempra Energy for Participants who are Managers and by the Committee for Participants who are Executive Officers or Directors. Such request must be addressed to the Secretary of Sempra Energy, at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the most senior officer of Human Resources of Sempra Energy or the Committee, as applicable. If the Claimant does not request a review within such sixty (60) day period, he shall be barred and estopped from challenging the Administrator’s determination.

(d)	Review of Decision.
Within sixty (60) days after the receipt of a request for review by the most senior officer of Human Resources of Sempra Energy or the Committee, as applicable, after considering all materials presented by the Claimant, the most senior officer of Human Resources of Sempra Energy or the Committee, as applicable, shall inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision contained specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day period be extended, the most senior officer of Human Resources of Sempra Energy or the Committee, as applicable, shall so notify the Claimant and shall render the decision as soon as possible, but no later than one hundred and twenty (120) days after receipt of the request for review.
ARTICLE IX.
MISCELLANEOUS
9.1    Unsecured General Creditor.
Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of a Participant or Beneficiary shall be no greater than those of an unsecured general creditor of the Company. It is the intention of the Company that this Plan be unfunded for purposes of the Code and Title I of ERISA.

9.2    Restriction Against Assignment.

(a)
The Company shall pay all amounts payable hereunder only to the person or persons designated pursuant to the terms of the Plan and not to any other person or entity. No right, title or interest in the Plan or in any Account may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. No right, title or interest in the Plan or in any Account shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b)	Notwithstanding the provisions of subsection 9.2(a), a Participant’s interest in his Account may be transferred by the Participant pursuant to a QDRO.
9.3    Amendment, Modification, Suspension or Termination.
(a)    Subject to Section 7.3, the Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any vested amounts allocated to a Participant’s Accounts. In the event of Plan termination, distributions shall continue to be made in accordance with the terms of the Plan, subject to the provisions of subsection 7.3(a).
(b)    Notwithstanding anything to the contrary in the Plan, if and to the extent Sempra Energy shall determine that the terms of the Plan may result in the failure of the Plan, or amounts deferred by or for any Participant under the Plan, to comply with the requirements of Section 409A of the Code, Sempra Energy shall have authority to take such action to amend, modify, cancel or terminate the Plan or distribute any or all of the amounts deferred by or for a Participant, as it deems necessary or advisable, including without limitation:
(1)    Any amendment or modification of the Plan to conform the Plan to the requirements of Section 409A of the Code (including, without limitation, any amendment or modification of the terms of any applicable to any Participant’s Accounts regarding the timing or form of payment).
(2)    Any cancellation or termination of any unvested interest in a Participant’s Accounts without any payment to the Participant.
(3)    Any cancellation or termination of any vested interest in any Participant’s Accounts, with immediate payment to the Participant of the amount otherwise payable to such Participant.
Any such amendment, modification, cancellation, or termination of the Plan may adversely affect the rights of a Participant without the Participant’s consent.

9.4    Designation of Beneficiary.

(a)	Each Participant shall have the right to designate, revoke and redesignate Beneficiaries hereunder and to direct payment of his Distributable Amount to such Beneficiaries upon his death.

(b)
Designation, revocation and redesignation of Beneficiaries must be made in writing in accordance with the procedures established by the Committee or the Administrator and shall be effective upon delivery to the Committee or the Administrator.

(c)
If there is no Beneficiary designation in effect, or if no designated beneficiary survives the Participant, then the Participant’s spouse shall be the Beneficiary; provided, however, that if there is no surviving spouse, the duly appointed and currently acting personal representative of the Participant’s estate shall be the Beneficiary.

(d)
After the Participant’s death, any Beneficiary (other than the Participant’s estate) who is to receive installment payments may designate a secondary beneficiary to receive amounts due under this Plan to the Beneficiary in the event of the Beneficiary’s death prior to receiving full payment from the Plan. If no secondary beneficiary is designated, it shall be the Beneficiary’s estate.

9.5    Insurance.

(a)
As a condition of participation in this Plan, each Participant shall, if requested by the Committee, the Administrator, or the Company, undergo such examination and provide such information as may be required by the Company with respect to any insurance contracts on the Participant’s life and shall authorize the Company to purchase life insurance on his life, payable to the Company

(b)
If the Company maintains an insurance policy on a Participant’s life to fund benefits under the Plan and such insurance policy is invalidated because (i) the Participant commits suicide during the two (2) year period beginning on the first day of the first Plan Year of such Participant’s participation in the Plan or because (ii) the Participant makes any material misstatement of information or nondisclosure of medical history, then, to the extent determined by the Committee or the Administrator in its sole discretion, the only benefits that shall be payable hereunder to such Participant or his Beneficiary are the payment of the amount of deferrals of Compensation then credited to the Participant’s Accounts but without any interest including interest theretofore credited under this Plan.

9.6    Governing Law.
Subject to ERISA, this Plan shall be construed, governed and administered in accordance with the laws of the State of California.

9.7    Receipt of Release.
Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, the Administrator, and the Company with respect to this Plan. The Committee or the Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect prior to the payment date specified under the Plan.
9.8    Payments Subject to Section 162(m) of the Code.
To the extent Sempra Energy reasonably anticipates that, if a distribution under the Plan were made as scheduled, Sempra Energy’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code, Sempra Energy, in the discretion of the Committee, may delay the distribution; provided, however, that any such delayed distribution shall be made either (a) during the Participant’s first taxable year in which Sempra Energy reasonably anticipates, or should reasonably anticipate, that, if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code or (b) during the period beginning with the date of the Participant’s Separation from Service and ending on the later of (i) the last day of the year in which the Participant’s Separation from Service occurs or (ii) within 2-1/2 months following the Participant’s Separation from Service; and provided further that, where any scheduled payment to a specific Participant is delayed in Sempra Energy’s taxable year accordance with this Section 9.9, the delay in payment will be treated as a subsequent deferral election under Section 409A of the Code unless all scheduled payments to that Participant that could be delayed in accordance with this Section 9.9 are also delayed. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Article IV, even if such amount is being paid out in installments. Notwithstanding anything to the contrary in this Plan, this Section 9.9 shall not apply to any distributions made after a Change in Control.
9.9    Payments on Behalf of Persons Under Incapacity.
In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee or the Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee or the Administrator may direct that such payment be made to any person found by the Committee or the Administrator, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such termination shall constitute a full release and discharge of the Committee, the Administrator, and the Company.
9.10    Limitation of Rights.
Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company except as provided in the Plan. In no event shall the terms of employment of, or membership on the Board by, any Participant be modified or in any be effected by the provisions of the Plan.

9.11    Exempt ERISA Plan.
The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for directors and a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.
9.12    Notice.
Any notice or filing required or permitted to be given to the Committee or the Administrator under the Plan shall be sufficient if in writing and hand delivered, sent by overnight courier, or sent by registered or certified mail, to the principal office of Sempra Energy, directed, in the case of the Committee, to the attention of the General Counsel and Secretary of Sempra Energy and in the case of the Administrator, to the Administrator. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
9.13    Errors and Misstatements.
In the event of any misstatement or omission of fact by a Participant to the Committee or the Administrator or any clerical error resulting in payment of benefits in an incorrect amount, the Committee or the Administrator, as applicable, shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall pay or, if applicable, cause the Plan to pay, the Participant or any other person entitled to payment under the Plan any underpayment in a lump sum or to recoup any overpayment from future payments to the Participant or any other person entitled to payment under the Plan in such amounts as the Committee or the Administrator shall direct or to proceed against the Participant or any other person entitled to payment under the Plan for recovery of any such overpayment.
9.14    Pronouns and Plurality.
The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.
9.15    Severability.
In the event that any provision of the Plan shall be declared unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if such unenforceable or invalid provision had never been included herein.
9.16    Status.
The establishment and maintenance of, or allocations and credits to, the Accounts of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan.

9.17    Headings.
Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
ARTICLE X.
EMPLOYEES OF SEMPRA ENERGY TRADING CORPORATION
AND SEMPRA ENERGY SOLUTIONS LLC
This Article X includes special provisions relating to the benefits of the Participants in the Plan who are employed by Sempra Energy Trading Corporation (“SET”) and Sempra Energy Solutions LLC (“SES”).

(a)	Background. Certain SET and SES employees are Participants in this Plan.
On July 9, 2007, Sempra Energy, Sempra Global, Sempra Energy Trading International, B.V. (“SETI”) and The Royal Bank of Scotland plc (“RBS”) entered into the Master Formation and Equity Interest Purchase Agreement, dated as of July 9, 2007 (the “Master Formation Agreement”), which provides for the formation of a partnership, RBS Sempra Commodities LLP (“RBS Sempra Commodities”), to purchase and operate Sempra Energy’s commodity-marketing businesses. Pursuant to a Master Formation Agreement, RBS Sempra Commodities will be formed as a United Kingdom limited liability partnership and RBS Sempra Commodities will purchase Sempra Energy’s commodity-marketing subsidiaries.
Prior to the Closing, SET will be converted into a limited liability company (“SET LLC”). Following such conversion, SET employees will be employed by SET LLC. Prior to the Closing, SES will become a wholly-owned subsidiary of SET LLC.
Also, prior to the Closing, Sempra Energy will own, directly or indirectly through wholly-owned subsidiaries, 100% of the membership interests in SET LLC and SES. Prior to the Closing, SET LLC and SES will be disregarded entities for federal income tax purposes.
Effective as of the Closing, RBS Sempra Commodities will purchase 100% of the membership interests in SET LLC.
As provided in the Master Formation Agreement, an employee of SET LLC who is actively at work on the Closing Date will continue to be employed by SET LLC immediately after the Closing Date, and an employee of SES who is actively at work on the Closing Date will continue to be employed by SES (each such employee is referred to as a Transferred Employee).
Also, as provided in the Master Formation Agreement, with respect to an employee of SET LLC or SES who is not actively at work on the Closing Date because such employee is on approved short-term disability or long-term disability leave in accordance with the Sempra Plans (such employee is referred to as an Inactive Employee), if such Inactive Employee returns to active work at the conclusion of such leave, and in any case within six (6) months following the Closing Date (or such longer period as is required by applicable law), such Inactive Employee shall become a Transferred Employee as of the date of such person’s return to active employment with the SET LLC or SES (such date is referred to as the Transfer Date).
Effective as of the Closing, SET LLC will be a wholly-owned subsidiary of RBS Sempra Commodities, SES will be an indirect, wholly-owned subsidiary of RBS Commodities, Sempra Global and SETI will be partners in RBS Sempra Commodities, and Sempra Energy will own, indirectly through wholly-owned subsidiaries, at least a 50% profits interest in RBS Sempra Commodities.

(b)	Separation from Service
(1)    Effective as of the Closing, RBS Sempra Commodities will be a member of a group of trades or businesses (whether or not incorporated) under common control for purposes of Section 414(c) of the Code and Treasury Regulation Section 1.414(c)-2, as determined under Section 409A of the Code, that includes Sempra Energy and its wholly-owned subsidiaries. Consequently, effective as of the Closing, RBS Sempra Commodities will be included in the “service recipient” that includes Sempra Energy and its wholly-owned subsidiaries, as defined under Section 409A of the Code.
(2)    A Participant who is an employee of SET LLC or SES, and who is a Transferred Employee effective as of the Closing Date, will not have a Separation from Service solely as a result of the purchase of the membership interests of SET LLC by RBS Sempra Commodities effective as of the Closing.
(3)    A Participant who is an employee of SET LLC or SES, who is an Inactive Employee, and who becomes a Transferred Employee effective on a Transfer Date after the Closing Date, will not have a Separation from Service solely as a result of the purchase of the membership interests of SET LLC by RBS Sempra Commodities or becoming a Transferred Employee on a Transfer Date after the Closing Date.
(4)    For purposes of the Plan, a participant in the Plan who is an employee of SET LLC or SES, and who is or becomes a Transferred Employee, will have a Separation from Service on or after the Closing Date (or the Transfer Date, if applicable), as determined under subsection 1.2(rr) and Section 409A of the Code.

(c)	Certain Defined Terms.
For purposes of this Article X, the terms “Closing,” “Closing Date,” “Inactive Employee,” “Sempra Plans,” “Transferred Employees” and “Transfer Date” shall have the meanings ascribed to such terms under the Master Formation Agreement.
ARTICLE XI.
SECTION 409A OF THE CODE
Anything in this Plan to the contrary notwithstanding, it is intended that any amounts payable under this Plan shall either be exempt from or comply with Section 409A of the Code so as not to subject any Participant to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Plan shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participant. In no event shall the Company guarantee the tax treatment of participation in the Plan or any benefit provided hereunder. Notwithstanding any other provision of the Plan, in the event any of the amounts deferred or payable under the Plan are grandfathered for purposes of Section 409A of the Code, such amounts shall be subject to the terms and conditions “that applied to such amounts prior to the effective date of Section 409A of the Code.

Executed at San Diego, California this 9th day of November, 2017.
SEMPRA ENERGY

By:    ______________________________

Title:	Sr. Vice President and Chief Human Resources and Administrative Officer
Date:    November 9, 2017